Exhibit 10.87
SEPARATION AGREEMENT AND RELEASE
THIS SEPARATION AGREEMENT AND RELEASE (this “Separation Agreement”) is entered into effective as of the date on which Executive signs this Separation Agreement (the “Effective Date”), by and between Caesars Enterprise Services, LLC, with offices at One Caesars Palace Drive, Las Vegas, Nevada 89109 (together with its successors and assigns, the “Company”) and Janis L. Jones Blackhurst (“Executive”). All terms not defined in this Separation Agreement shall have the same meanings as those set forth in the Employment Agreement (as defined below).
RECITALS
WHEREAS, Executive’s employment under her Employment Agreement, dated February 28, 2008, by and between the Executive and Harrah’s Operating Company, Inc., as amended (the “Employment Agreement”) is terminated by the Company without Cause (as defined in the Employment Agreement) effective as of September 30, 2019, which is also Executive’s last day of employment (“Termination Date”) and the Company and Executive acknowledge and agree that the termination of Executive’s employment hereunder constitutes a “separation from service” within the meaning of Section 409A (as defined below); and
WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.1    Executive will be paid for all hours worked through the Termination Date, less regular withholdings and deductions;
1.2    Executive is entitled to any stock and/or equity awards that were fully vested at the time of Executive’s Termination Date.  Such vested equity awards held by Executive shall be administered and managed according to the terms, conditions and provisions of the equity compensation plan and award agreement under which they were granted;
1.3     Executive will be reimbursed for reasonable expenses incurred but not paid prior to the Termination Date conditioned upon submission of those expenses by the Termination Date;
1.4    Executive acknowledges that any applicable D&O insurance policy or indemnification agreement, by their terms and to the extent provided therein, will continue to cover claims that arose prior to the Termination Date in the same manner and as if Executive were still employed; and
1.5    Executive and Company understand and acknowledge that the payments and benefits recited in subparagraphs 1.1-1.4 above shall not be conditioned upon any of the promises or covenants contained in this Separation Agreement, including, but not limited to, the Release (as defined below), nor do such payments and benefits represent consideration for Executive’s entering into this Separation Agreement.
2.Consideration. Executive acknowledges and agrees that the payments and benefits paid or granted to Executive under this Separation Agreement represent good, valuable, and sufficient consideration for signing this Separation Agreement and the Release, and exceed any amounts or interests to which Executive otherwise would be entitled. Executive acknowledges and agrees that except as specifically provided in this Separation Agreement, the Company shall have no other obligations or liabilities, monetary or otherwise, to Executive following the Effective Date and that the payments and benefits contemplated herein constitute a complete settlement, satisfaction, and waiver of any and all claims Executive may have against the Company.
(a)    Severance. Subject to Section 2(c) below, in consideration of, and subject to and conditioned upon (i) Executive’s execution of the General Release of Claims attached hereto as Exhibit B (the “Release”) no sooner than the Termination Date and on or prior to October 22, 2019 and non-revocation of the ADEA Release (as defined in the Release), and (ii) Executive’s continued compliance with the terms and conditions of the Release, this Separation Agreement and the Sections in the Employment Agreement identified in Section 4 (“Survival”):
i.    The Company shall pay to Executive an amount equal to eighteen (18) months of Executive’s Base Salary (the “Severance Amount”), payable during the period ending on the eighteenth (18)-month anniversary of the Termination Date (“Severance Period”). Unless terminated early due to Executive’s breach of this Separation Agreement or the terms of her Employment Agreement that survive termination of employment, the Severance Amount will be paid in equal installments minus applicable withholding and pursuant to the Company’s regular payroll practices; provided that any portion of the Severance Amount payable during the period commencing on the Termination Date and ending on the six (6)-month anniversary of the Termination Date shall be paid in a lump sum, plus interest at a rate equal to the short-term applicable federal rate then in effect, on the six (6)-month anniversary of the Termination Date;
ii.    The outstanding equity awards covering shares of common stock of Caesars Entertainment Corporation held by the Executive and unvested as of the Termination Date granted under the Caesars Entertainment Corporation 2012 and 2017 Performance Incentive Plans, each as set forth on Exhibit A attached hereto, will immediately vest in full (at the target level with respect to the restricted stock units granted during 2019 that vest in respect of performance conditions) upon the date the ADEA Release becomes effective and irrevocable (the “Release Effective Date”) and any stock options that are vested and outstanding as of the Release Effective Date shall remain exercisable through the second anniversary of the Termination Date but in no event beyond the original term of such options; provided that such awards will be settled in accordance with the terms of the applicable award agreement and incentive plan. Notwithstanding the foregoing, (A) any outstanding stock options covering shares of common stock of Caesars Entertainment Corporation that vest based on performance shall not be accelerated and shall be cancelled as of the Termination Date; and (B) any outstanding Caesars Entertainment Corporation restricted stock units granted during 2018 that vest in respect of performance conditions shall continue to be governed by the terms of the applicable award agreement and incentive plan;
iii.    The Company shall pay Executive a pro rata bonus for fiscal year 2019 based on actual performance and services through the Termination Date, payable in a single lump-sum at the same time annual bonuses are paid to other active officers; and
iv.    Executive’s outstanding cash award in the amount of $250,000 under the Caesars Entertainment Corporation 2017 Performance Incentive Plan, pursuant to that certain Form of Cash Award Agreement, by and between Caesars Entertainment Corporation and Executive, dated March 20, 2019, as amended, shall accelerate and vest upon the Release Effective Date, and shall be paid in a single lump-sum within thirty (30) days of the Release Effective Date;
(b)     Group Health Insurance. Executive shall remain eligible to participate in the Company’s group health insurance plan in accordance with the terms and conditions of Section 7 of the Employment Agreement.
(c)    Withholding. All payments under Section 2 will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company shall be entitled to withhold any and all such taxes from amounts payable under Section 2.
3.    Release of Claims.

(a)    Executive, for Executive, Executive’s spouse, and each of Executive’s heirs, beneficiaries, representatives, agents, successors, and assigns (collectively, “Executive Releasors”), irrevocably and unconditionally releases and forever discharges the Company, each and all of its predecessors, parents, Subsidiaries, Affiliates, divisions, successors, and assigns (collectively with the Company, the “Company Entities”), and each and all of the Company Entities’ current and former officers, directors, employees, shareholders, representatives, attorneys, agents, and assigns (collectively, with the Company Entities, the “Company Releasees”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of any kind or character, whether known or unknown, whether accrued or contingent, that Executive has, had, or may have against them, or any of them, by reason of, arising out of, connected with, touching upon, or concerning Executive’s employment with the Company, Executive’s separation from the Company, and Executive’s relationship with any or all of the Company Releasees, and from any and all statutory claims, regulatory claims, claims under the Employment Agreement, and any and all other claims or matters of whatever kind, nature, or description, arising from the beginning of the world up through the Effective Date (as defined below) (collectively, the “Released Claims”). Executive acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; claims related to stock options, equity awards, or other grants, awards, or warrants; claims related to any tangible or intangible property of Executive that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§201, et seq., the Equal Pay Act, 29 U.S.C. §206(a) and interpretive regulations, the Americans with Disabilities Act (“ADA”). 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974 (“ERISA”). 29 U.S.C. §§ 301, et seq., the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., or the Internal Revenue Code of 1986, as amended (the “Code”), the Worker Adjustment and Retraining Notification Act; all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C. §§ 1513(e) and 1514A; the Nevada Wage and Hour Laws, NEV. REV. STAT. § 608.005, et seq., the Nevada Fair Employment Practices Act. NEV. REV. STAT. § 613.310 et seq., and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and other laws in place in Clark County, Nevada. Executive understands that nothing contained in this agreement limits Executive’s ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (government agencies). Executive further understands that this Separation Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Separation Agreement does not limit Executive’s right to seek a judicial determination of the validity of the release of Executive’s rights under the Age Discrimination in Employment Act. Notwithstanding the foregoing, this release by Executive shall not include any claims with respect to (i) payments or benefits due under this Separation Agreement, (ii) any rights to indemnification or coverage under D&O insurance policies, (iii) vested employee benefits, and (iv) claims which cannot be released under applicable law.
(b)    Executive acknowledges that there is a risk that after the execution of this Separation Agreement, Executive will incur or suffer damage, loss, or injury that is in some way caused by or connected with Executive’s employment with the Company or its Subsidiaries or Affiliates or Executive’s separation from the Company or its Subsidiaries or Affiliates, and any relationship with or membership or investment in the Company Releasees, but that is unknown or unanticipated at the time of execution of this Separation Agreement. Executive specifically assumes that risk and agrees that this Separation Agreement and the Released Claims apply to all unknown or unanticipated, accrued or contingent claims and all matters caused by or connected with Executive’s employment with the Company or its Subsidiaries or Affiliates and/or Executive’s separation from the Company or its Subsidiaries or Affiliates, as well as those claims currently known or anticipated. Executive acknowledges and agrees that this Separation Agreement constitutes a knowing and voluntary waiver of any and all rights and claims Executive does or may have as of the Effective Date. Executive acknowledges that Executive has waived rights or claims pursuant to this Separation Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which Executive otherwise would be entitled.
(c)    To the extent permitted by law, Executive agrees never to file a lawsuit or other adversarial proceeding with any court or arbitrator against the Company or any other Company Releasee asserting any Released Claims. Executive represents and agrees that, prior to signing this Separation Agreement, Executive has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, arbitrator, or other forum against the Company or any of the other Company Releasees, asserting any claims whatsoever. Executive understands and acknowledges that, in the event Executive files an administrative charge or commences any proceeding with respect to any Released Claim, or in the event another person or entity does so in whole or in part on Executive’s behalf, Executive waives and is estopped from receiving any monetary award or other legal or equitable relief in connection with any such proceeding.
(d)    Executive represents and warrants that Executive has not assigned, transferred, or permitted the subrogation of any of Executive’s rights, claims, and/or causes of action, including any claims referenced in this Separation Agreement, or authorized any other person or entity to assert any such claim or claims on Executive’s behalf, and Executive agrees to indemnify and hold harmless the Company against any assignment, transfer, or subrogation of said rights, claims, and/or causes of action.
(e)    The Company hereby acknowledges that it is not aware of any claims or causes of action that it may have against Executive as of the execution of this Separation Agreement.
4.    Survival. The following Sections of the Employment Agreement shall remain in full force and effect following the Termination Date: Section 12 (“Non-Competition Agreement”). Section 13 (“Confidentiality”). Section 14 (“Injunctive Relief”). Section 15 (“Post Employment Cooperation”). Section 16 (“Release”), and Section 24 (“Notices”).
5.    Tax Liability. Executive expressly acknowledges that neither the Company nor its attorneys have made any representations to Executive regarding the tax consequences of the consideration provided to Executive pursuant to this Separation Agreement. It is the intention of the parties to this Separation Agreement that no payments made under this Separation Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”), but the Company does not guarantee that any such payment complies with or is exempt from Code Section 409A. Notwithstanding any provision of this Separation Agreement to the contrary, if the Company and Executive determine that any compensation or benefits payable under this Separation Agreement may be subject to Section 409A, the Company shall work in good faith with Executive to adopt such amendments to this Separation Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (a) exempt the compensation and benefits payable under this Separation Agreement from Section 409A, and/or (b) comply with the requirements of Section 409A; provided, however, that this Section 5 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so and provided, further, that any such amendments shall endeavor to preserve to the maximum extent permissible the economic benefits of this Separation Agreement. If Executive is a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due under this Separation Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including, without limitation, the short-term deferral exemption and the separation pay plan exemption), shall be delayed and paid or provided on the earlier of (i) the date which is six (6) months after Executive’s separation from service (as defined in Section 409A of the Code and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death; provided, that such payments shall be made in a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest). Each payment made under this Separation Agreement will be treated as a separate payment for purposes of Code Section 409A and the right to a series of installment payments under this Separation Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Separation Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.
2.    Confidentiality. Subject to applicable law, Executive will keep this Separation Agreement (including attachments) and its terms (other than the fact that Executive’s employment was terminated on the Separation Date) confidential and will not disclose such information to anyone other than Executive’s immediate family and professional advisors and the Company’s professional advisors, each of whom must, as a condition to the disclosure, agree to keep the information confidential. Subject to applicable law, Executive will be responsible for any breach of this Section by Executive’s immediate family members and professional advisors, such as attorney and tax advisors. Notwithstanding the foregoing, this Separation Agreement does not prohibit Executive from (a) providing truthful testimony in response to compulsory legal process, (b) communicating with, participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) or disclosing information to any gaming regulator upon the request of the gaming regulator. Subject to applicable law, if Executive violates this Section, the Company’s obligation to make any further payments under this Separation Agreement shall cease and, subject to applicable law, Executive shall be obligated to repay any amounts already paid by the Company under the terms of this Separation Agreement.
3.    Knowing/Voluntary Waiver. Executive acknowledges that Executive (a) has carefully read this Separation Agreement and the Employment Agreement; (b) is competent to manage Executive’s own affairs; (c) fully understands the Separation Agreement’s and Employment Agreement’s contents and legal effect, and understands that Executive is giving up any legal claims Executive has against any of the Company Releasees as set forth in Section 3(a); (d) has been advised to consult with an attorney of Executive’s choosing prior to signing this Separation Agreement, if Executive so desires; and (e) has chosen to enter into this Separation Agreement freely, without coercion, and based upon Executive’s own judgment, and that Executive has not relied upon any promises made by any of the Company Releasees, other than the promises explicitly contained in this Separation Agreement.
4.    Arbitration.
(a)Executive and the Company agree that any dispute, controversy or claim, however significant, arising out of or in any way relating to Executive’s employment with or termination of employment from the Company, including without limitation any dispute, controversy or claim arising out of or in any way relating to any provision of this Separation Agreement (including the validity, scope and enforceability of this arbitration clause), to the fullest extent authorized by applicable law, shall be submitted to final and binding arbitration before a single neutral arbitrator in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon Executive’s request, as the exclusive remedy for resolving any and all such disputes.

(b) The tribunal will consist of a sole neutral arbitrator selected by mutual agreement of the parties (or, absent such mutual agreement, in accordance with the rules of JAMS) and the place of arbitration will be Las Vegas, Nevada. Each party shall be entitled to all types of remedies and relief otherwise available in court (subject to the limitations set forth herein). The parties agree that any arbitration pursuant to this Separation Agreement shall be brought on an individual, rather than class, collective, or representative basis, and waive the right to pursue any claim subject to arbitration on a class, collective, or representative basis.

(c) The parties to this Separation Agreement hereby expressly and irrevocably submit themselves to the personal jurisdiction of the Superior Court of the State of Nevada (the “Superior Court”) for the purpose of compelling arbitration pursuant to this Separation Agreement and for the purpose of any judicial proceedings seeking to confirm, modify or vacate any arbitration award.

(d) To the extent required by applicable law, the fees of the arbitrator and all other costs that are unique to arbitration shall be paid by the Company initially. Each party shall be solely responsible for paying its own further costs for the arbitration, including, but not limited to, its own attorneys’ fees and/or its own witnesses’ fees. The arbitrator may award fees and costs (including attorneys’ fees) to the prevailing party where authorized by applicable law.

(e) WAIVER OF TRIAL BY JURY OR COURT. EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(f) WAIVER OF OTHER RIGHTS. EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS SEPARATION AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(g) The parties acknowledge that they are entering into this arbitration provision voluntarily, and are represented by counsel. If any part of this arbitration provision is deemed unenforceable, it is entirely severable from the rest and shall not affect or limit the validity or enforceability of the remainder of the provision, or the Separation Agreement.

5.    Miscellaneous.
(a)    This Separation Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. The section headings in this Separation Agreement are provided for convenience only and shall not affect the construction or interpretation of this Separation Agreement or the provisions hereof.
(b)    This Separation Agreement shall not in any way be construed as an admission that the Company, Executive, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, the Company, or any other person.
(c)    This Separation Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted the Separation Agreement or any particular provision hereof or who supplied the form of this Separation Agreement. In construing the Separation Agreement, (i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (ii) the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively so as to construe a sentence or clause most broadly and bring within its scope all subject matter that might otherwise be construed to be outside of its scope; (iii) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions, (iv) a defined term has its defined meaning throughout the Separation Agreement, whether it appears before or after the place where it is defined, and (v) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.
(d)    The parties agree that each of the Company Releasees is an intended third-party beneficiary of Section 3 of this Separation Agreement and shall have the authority to enforce the provisions applicable to it, her, or Executive in accordance with the terms of hereof.
(e)    This Separation Agreement shall be governed, construed, performed, and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Nevada.
(f)    The Company shall reimburse Executive for reasonable legal fees and expenses incurred in connection with the negotiation of this Separation Agreement, in an amount not to exceed five thousand dollars ($5,000).
(g)    The Company shall assign its rights and obligations under this Separation Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).
(h)    Assignment.
(i) This Separation Agreement cannot be assigned by either party hereto, except with the written consent of the other. Any assignment of this Separation Agreement by either party shall not relieve such party of its or his or her obligations hereunder.
(ii) The Company may elect to perform any or all of its obligations under this Separation Agreement through a subsidiary or affiliate. Notwithstanding any such election, the Company’s obligations to Executive under this Separation Agreement will continue in full force and effect as obligations of the Company, and the Company shall retain primary liability for their performance.
2.    Entire Agreement. Except as otherwise specifically provided herein, this Separation Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, contains all the covenants, promises, representations, warranties, and agreements between the Parties with respect to Executive’s separation from the Company and all positions therewith; provided, however, that nothing in this Separation Agreement shall supersede the Sections in the Employment Agreement identified in Section 4 (“Survival”) of this Separation Agreement. Any modification of this Separation Agreement will be effective only if it is in writing and signed by Executive and the Chief Executive Officer or General Counsel of the Company.
IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and Release on this _10____ day of October, 2019                    .

CAESARS ENTERPRISE SERVICES, LLC
By:	/s/ Monica S. Digilio
Monica S. Digilio Executive Vice President Chief Human Resources Officer
Executive:
/s/ Janis L. Jones Blackhurst
Name: Janis L. Jones Blackhurst

EXHIBIT A
Caesars Entertainment Corporation Equity Awards Subject to Acceleration

Award Type	Grant Date	Number of Unvested Shares
Restricted Stock Unit (RSU)	October 6, 2017	56,515
Restricted Stock Unit (RSU)	April 2, 2018	21,606
Restricted Stock Unit (RSU)	March 28, 2019	40,184
Performance Stock Unit (PSU)	March 28, 2019	20,092
Performance Stock Unit (PSU)	March 28, 2019	13,856